Exhibit 99.3

AMENDMENT NO. 2

TO

MAKARA, INC. 2008 EQUITY INCENTIVE PLAN

THIS AMENDMENT is made this the 19th day of November, 2010, by Red Hat, Inc., a Delaware corporation (the “Corporation”);

W I T N E S S E T H:

WHEREAS, the Corporation has acquired Makara, Inc. (“Makara”) by way of the merger of Mars I Acquisition Corporation, a wholly-owned subsidiary of the Corporation, with and into Makara (the “Merger”) effective November 19, 2010 (the “Effective Date”); and

WHEREAS, the Corporation has assumed the Makara, Inc. 2008 Equity Incentive Plan (the “Plan”) pursuant to the agreement evidencing the Merger; and

WHEREAS, the Corporation has amended the Plan to give effect to the assumption of the Plan in the Merger; and

WHEREAS, the Corporation desires to amend the Plan to clarify the manner which the Plan will operate following the Merger.

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the Effective Date:

1. Section 5 of the Plan is amended by adding the following new sentence at the end thereof:

Notwithstanding the foregoing, an Award may not be granted to any individual who was employed by, was a non-employee director of or was a consultant, agent, advisor or independent contractor to Red Hat, Inc. or any of its affiliates or subsidiaries immediately prior to the Merger.

2. Section 14.3 of the Plan is deleted with respect to awards granted under the Plan on or after the Effective Date but shall continue to apply to awards granted under the Plan prior to the Effective Date and assumed in the Merger.

3. The text of Section 15 of the Plan is deleted.

4. The definition of “Board” in Appendix A of the Plan is revised to read as follows:

“Board” means the Board of Directors of Red Hat, Inc.

5. The definition of “Company” in Appendix A of the Plan is revised to read as follows:

“Company” means the Red Hat, Inc., a corporation existing under the laws of the State of Delaware.

6. A new definition of “Merger” is added to Appendix A of the Plan, to read as follows:

“Merger” means the merger of Mars I Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Red Hat, Inc., a Delaware corporation, with and into Makara, Inc., as a result of which Makara, Inc. became a wholly owned subsidiary of Red Hat, Inc.

Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has executed this Amendment on the day and year first written above.

RED HAT, INC.

By:	/s/ R. Brandon Asbill
	Name:	R. Brandon Asbill
	Title:	Assistant Secretary